U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On March 13, 2007, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 announcing the Company’s entry into a Purchase and Sale Agreement dated March 7, 2006, for the purchase of 12 communities consisting of 786 units located in five states. Pursuant to the leases described below, the Company operated these facilities as assisted living and dementia care communities for seniors. On March 15, 2007, the Company completed the transaction.

As a result of this acquisition, four Lease Agreements with HR Acquisition of San Antonio, Ltd covering four communities were terminated effective March 15, 2007. The Lease Agreements each were dated December 31, 1996 and were assumed by the Company under Assignment and Assumption agreements dated May 9, 2002. Each lease had an initial term of 18 years with three additional 5-year renewal options. The leases included an option to acquire the communities and a right of first option to purchase the properties upon written notice of the owner’s intent to sell. The annual base rent under the four Lease Agreements was approximately $3.2 million as of the closing date and provided for annual rent adjustments based on the lesser of 3% or three times the change in the consumer price index. These leases were accounted for as capital leases by the Company.

In addition, on March 15, 2007 we also terminated a Lease Agreement with HR Acquisition I Corporation dated May 1, 2003 covering eight communities. The Lease Agreement had an initial term of 10 years with three 5-year renewal options and included an option to acquire the communities and a right of first option to purchase any of the properties upon written notice of the owner’s intent to sell. The annual base rent under the Lease Agreement was approximately $4.0 million as of the closing date and provided for annual rent adjustments based on the change in the consumer price index, with a maximum increase of 3.5%. These leases were accounted for as operating leases by the Company.

Under the purchase agreement, the purchase price for the 12 communities is incorporated in this Item 1.02 by reference to Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the Purchase and Sale Agreement referred to in Item 1.02 above, the purchase price for 12 communities was approximately $101.0 million, including closing costs.

Capmark Finance, Inc. ("Capmark") provided fixed rate mortgage financing of $88.0 million and variable rate mortgage financing of $13.6 million, pursuant to a Loan Agreement dated March 15, 2007, by and between Emeritus Corporation and Capmark (the "Capmark Loan Facility"). Under the Capmark Loan Facility, the fixed rate loan has a term of five years and bears interest at 6.515% per annum (with a 1% exit fee payable when the debt is repaid, unless refinanced by Capmark), with monthly interest-only payments for three years and, thereafter, monthly payments of principal and interest based on a 25-year amortization. The balance is due in full in April 2012. The variable rate loan has a term of two years with interest at LIBOR plus 325 basis points with the same exit fee terms and payment schedule as the fixed component. The interest rate on the variable rate mortgage financing was 8.625% on the closing date. The indebtedness outstanding under the Capmark Loan Facility may be accelerated under customary circumstances, including payment defaults and is secured by the all real, personal and intangible assets used in the operation of the 12 communities.

The Company had approximately $11.4 million in loans outstanding with Healthcare Realty Trust (“HRT”), which loans are secured by the leases on the 12 communities discussed in Item 1.02 above. As part of this transaction, a $10.8 million loan was acquired by Columbia Pacific Opportunity Fund, LP, an entity in which the Company’s CEO and chairman of the board has a financial interest, on similar terms and conditions as the original note. The remaining $600,000 term loan required interest-only monthly payments and accrued interest at 10% per annum. The term loan was paid off at closing. The $10.8 million loan accrues interest at 10% per annum, is payable in monthly installments of interest-only, and is due in full in June 2008. The Company provided a cash security deposit of $1.0 million at the closing of the loan transaction in June 2005. The loan is further secured by a mortgage on the 12 properties that is subordinate to the Capmark financing. The $1.0 million cash security deposit will also continue to be collateral security for the note.

Item 8.01 Other Events

The Company issued a press release on March 15, 2007, announcing the purchase of 12 communities. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.  Description

99.1 Press Release dated March 15, 2007, EMERITUS ANNOUNCES PURCHASE OF 12 COMMUNITIES.

[The rest of this page is intentionally left blank]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 21, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

Exhibit No.  Description

99.1 Press Release dated March 15, 2007, EMERITUS ANNOUNCES PURCHASE OF 12 COMMUNITIES.